EXHIBIT 12.1
                 ILLINOIS CENTRAL RAILROAD COMPANY AND SUBSIDIARIES
                                COMPUTATION OF RATIO
                           OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)

                     Three Months Ending     Years Ended December 31,
                           March 31,
Fixed Charge Coverage    1995    1994    1994   1993   1992   1991   1990
Income from continuing
 operations before
 income taxes and
 cumulative effect of
 accounting change    $54.7   $42.7  $170.9  $148.6  $111.0  $ 96.0  $ 68.6
Fixed charges          10.6    11.7    45.2    49.9    61.1    75.9    92.5
Capitalized interest   (0.3)   (0.2)   (1.4)   (0.8)   (0.6)   (0.4)   (0.5)

Earnings base for fixed
 charge ratio         $65.0   $54.2   $214.7 $197.7  $171.5  $171.5  $160.6


Interest expense      $ 7.2   $ 7.1   $ 27.5  $ 33.1 $ 44.5  $ 59.2  $ 75.4
Capitalized interest    0.3     0.2      1.4     0.8    0.6     0.4     0.5
Portion of non
 capitalized lease
 payments               3.1     4.4     16.3    16.0   16.0    16.3    16.6

Fixed charges         $10.6    $11.7  $ 45.2  $ 49.9 $ 61.1  $ 75.9  $ 92.5

Ratio of earnings to
 fixed charges         6.13     4.63    4.75    3.96   2.81    2.26    1.74